SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)               July 9, 2001

                                          PERMA-FIX ENVIRONMENTAL SERVICES, INC.

(Exact name of registrant as specified in its charter)

   Delaware                                                      1-11596                                      58-1954497
 (State or other                                           (Commission File                             (IRS Employer
jurisdiction of                                             Number)                                           Identification No.)
incorporation)

  1940 N.W. 67th Place, Suite A, Gainesville, Florida                                                32653
 (Address of principal executive offices)                                                                 (Zip Code)

Registrant's telephone number, including area code     (352) 373-4200

                                                                    Not applicable

(Former name or former address, if changed since last report)

Item 5.  Other Events and Regulation FD Disclosure.

     Debt-For Stock Exchange

     Perma-Fix Environmental Services, Inc. (the "Company") has entered into an agreement (the "Exchange Agreement") with Capital Bank-Grawe Gruppe AG (f/k/a RBB Bank Aktiengesellschaft), organized under the laws of Austria ("Capital Bank"), to issue to Capital Bank, as agent for certain of its accredited investors, 1,893,505 shares of the Company's common stock and a warrant to purchase up to 1,839,405 shares of common stock at an exercise price of $1.75 per share (the "Warrant") in satisfaction of all amounts due or to become due under the Loan Agreement, dated August 29, 2000, between the Company and Capital Bank (the "$3 Million Loan") and a related Unsecured Promissory Note, dated August 29, 2000, issued by the Company in favor of Capital Bank in the original principal amount of $3,000,000 (the "$3 Million Note"), including the Company's obligations to issue to Capital Bank shares of common stock if the $3 Million Note was not paid by certain due dates. The $3 Million Note became due on July 1, 2001. The Exchange Agreement was not signed by the Company until July 17, 2001, but is agreed to be effective as of July 9, 2001.

     The consummation of the Exchange Agreement is conditioned upon and subject to the NASDAQ not objecting to the listing of the shares of the Company's common stock issuable pursuant to the Exchange Agreement and issuable upon the exercise of the Warrant to be issued under the Exchange Agreement. The closing of the Exchange Agreement (the "Closing") will occur two business days after the date that the Company gives written notification to Capital Bank that the NASDAQ has no objection to listing the shares of common stock issuable pursuant to the Exchange Agreement or at such other time as designated by the parties. Upon the closing of the Exchange Agreement, the Company will (a) pay to Capital Bank a closing fee of $325,000, payable $75,000 cash and by the issuance by the Company of 105,932 shares of the Company's common stock, such number of shares being equal to the quotient of $250,000 divided by the last closing bid price of the common stock as quoted on the Nasdaq on June 26, 2001, and (b) issue certain five year warrants for the purchase of up to 625,000 shares of common stock at a purchase price of $1.75 per share.

     The issuance of the common stock and the Warrant under the terms of the Exchange Agreement will be made pursuant to Section 4(2) and/or Rule 506 under Regulation D promulgated under the Securities Act of 1933, as amended. Capital Bank has advised the Company that it is precluded by Austrian law from disclosing the identities of its investors, but that all of its investors are accredited investors under Rule 501 of Regulation D promulgated under the Act. In addition, Capital Bank has advised the Company that none of its investors beneficially own more than 4.9% of the Company's common stock.

     As of July 17, 2001, Capital Bank owned of record, as agent for certain accredited investors, 7,759,788 shares of common stock representing 25.5% of the Company's issued and outstanding common stock. Capital Bank also has the right to acquire an additional 6,324,312 shares of common stock, comprised of (a) 4,657,645 shares of common stock issuable under various warrants held by Capital Bank, and (b) 1,666,667 shares of common stock issuable to Capital Bank upon the conversion of 2,500 shares of the Company's Series 17 Class Q Convertible Preferred Stock (the "Series 17 Preferred") held by Capital

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Bank. Immediately following the consummation of the Exchange Agreement, Capital Bank will own, as agent for certain accredited investors, 9,759,225 shares of common stock, representing 30.1% of the issued and outstanding common stock. Immediately following the consummation of the Exchange Agreement, if Capital Bank were to acquire all of the shares of common stock issuable upon exercise of the various warrants held by Capital Bank (including the Warrant issuable to Capital Bank pursuant to the Exchange Agreement) and the shares of common stock issuable upon conversion of the Series 17 Preferred, then Capital Bank would own of record 17,922,942 shares of common stock, representing 44.2% of the issued and outstanding common stock of the Company.

     The number of shares and percentages set forth in the preceding paragraph assume no other issuances of common stock other than those described, except such amounts do include 4,400,000 shares of common stock and warrants to purchase up to 4,400,000 shares of common stock to be issued under the Company's previously disclosed private placement offering of up to 4,400,000 Units (the "Private Offering"), assuming the maximum offering is sold, including 831,395 shares of common stock and warrants to purchase up to 831,395 shares of common stock previously subscribed for by Capital Bank. The Private Offering is being made only to accredited investors through one or more broker/dealer placement agents. The Units, the common stock and warrants comprising the Units, and the common stock issuable upon exercise of the warrants have not been registered under the United States or state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

Item 7.  Financial Statements and Exhibits.

             (c) Exhibits.

     10.1  Debt-For-Stock Exchange Agreement, dated effective July 9, 2001, between the
              Company and Capital Bank - Grawe Gruppe.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                                PERMA-FIX ENVIRONMENTAL
                                                                               SERVICES, INC.

                                                                               By:   /s/ Richard T. Kelecy
                                                                                      Richard T. Kelecy
                                                                                      ;Chief Financial Officer

Dated:  July 20, 2001

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